Exhibit 10.4
NATIONAL DENTEX CORPORATION
AMENDMENT NO. 2
TO
SUPPLEMENTAL LABORATORY EXECUTIVE RETIREMENT PLAN
     This Amendment No. 2 to the National Dentex Corporation Supplemental Laboratory Executive Retirement Plan (as amended hereby, the “Plan”) is dated as of the 31st day of December, 2008, is adopted by National Dentex Corporation, a Massachusetts corporation (the “Company”), and is binding upon the Company and the Participants. Capitalized terms used in this Amendment No. 2 and not defined herein shall have the respective meanings ascribed to them in the Plan.
     WHEREAS, the Plan was first effective as of January 1, 1996; and
     WHEREAS, the Company desires to make certain changes to the Plan to conform certain defined terms including “disability” and the timing of certain payments for “specified employees” to the final rules under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code), as well as making certain other clarifications under the Plans; and
     WHEREAS, Article XIV of the Plan provides that it may be amended by a written agreement signed by the Company and the Participants; and
     WHEREAS, the Board of Directors of the Company (the“Board”), upon the recommendation of the Compensation Committee of the Board, has authorized the Company to make the changes set forth below; and
     WHEREAS, each of the Participants has adopted this Amendment No. 2 by executing and delivering to the Company an adoption agreement in substantially the form attached as Exhibit A hereto.
     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Plan is hereby amended as follows:
1.	Amendment to Article 1 Definitions of the Agreement.
     (a) The definition of “cash value” contained in Section 1.15 of the Plan is hereby amended by deleting the definition of “cash value” in Section 1.15 in its entirety and replacing it with the following definition of “cash value”:
“1.15 “CASH VALUE” shall mean the cash surrender value of the Policy acquired by the Company on a Participant’s life, after reduction of all Company payments of premiums, whether in cash or by Policy loans used to pay premiums and the After Tax Cost of interest, as provided herein.”

(b)	Article 1 shall be further amended to add the following new sections as follows:

“1.18 “EFFECTIVE ELECTION” shall mean an election made by the Participant (1) to delay the Retirement Date not less twelve (12) months prior to the original Retirement Date; (2) made not less than twelve (12) months prior to a scheduled payment, and (3) for a period of not less than five (5) additional years.”

“1.19 “DISABILITY” or “DISABLED” shall mean (a) the inability of the Participant to engage in any substantial gainful employment activity on behalf of the Company, with or without reasonable accommodation as that term is defined under applicable state or federal law, by reason of any medically determinable physical or mental impairment (i) that can be expected to result in death or to last for a continuous period of not less than 12 months; or (ii) that can be expected to result in death or to last for a continuous period of not less than 12 months and the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees; or (b) the Participant shall be determined to be totally disabled by the U.S. Social Security Administration (“SSA”). A determination of Disability (other than a determination by the SSA) shall be made by an independent physician selected by the Board of Directors and whose determination as to disability shall be binding on the Company and the Participant.”

“1.20 “SPECIFIED EMPLOYEE” shall mean the Participant if the Company’s stock is publically traded on an established securities market and the Participant:
(a) owns more than 5 percent (5%) of the stock of the Company or any member of its “controlled group” as that term is defined under §1563 of the Code:

(b) owns more than 1 percent (1%) of the stock of the Company and has compensation from the Company in excess of $150,000 per year; or

(c) is an officer of the Company with compensation in excess of $145,000 per year.”
2.	Amendment to Article II of the Plan. Article II part 2 is hereby amended by deleting Article II part 2in its entirety and replacing it with the following:
“2)	Upon the date of a Participant’s Retirement, such Participant shall elect to:

(i) Retire and immediately receive benefits due; or

(ii) Continue his employment and defer benefits which will accrue interest at the actual interest rate credited by the insurer.
Upon electing to receive benefits, the Participant shall receive 120 equal monthly installments in an aggregate amount equal to the Grossed-Up Cash Value of the Policy as of the date of Retirement, plus the projected Grossed-Up Cash Value increase over the next nine consecutive Policy Years after the date of Retirement.”
3.	Amendment to Article III of the Plan. Article III is hereby amended by deleting Article III in its entirety and replacing it with the following:
“Retirement Date
The Company agrees that the Participant may terminate his Service because of Retirement upon the earlier of (i) the first day of the month following his 65th birthday, or (ii) upon such later date as may be acceptable to the Company, so long as Participant has made an Effective Election to do so. Distribution to a Specified Employee may not be made before the date that is six months after the date of separation from service, or, if earlier, the date of death.”
4.	Amendment to Article VI of the Plan. Article VI is hereby amended by deleting Article VI in its entirety and replacing it with the following:

“Disability

If the Participant becomes Disabled prior to Retirement and prior to termination of his Service, the Company shall incur no obligation to commence benefit payments immediately. In such event, the Company’s obligation to pay benefits hereunder will begin at Participant’s reaching age 65. In the event of death of a Disabled Participant after commencement of retirement payments, the provisions of Article V will apply. Notwithstanding the foregoing, in the event a Disabled Participant dies prior to Retirement, then the provisions of Article IV shall apply as though at the time he died he was serving as a Participant who died prior to Retirement.”

5.	Remainder of the Plan Unaffected. In all other respects, the provisions of the Plan shall remain in full force and effect.
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     IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to the Plan to be signed its corporate name by its duly authorized officer.

NATIONAL DENTEX CORPORATION

By: Name:	/s/ David L. Brown David L. Brown
Title:	President & CEO

Exhibit A
ADOPTION AGREEMENT FOR AMENDMENT NO. 2
FOR USE BY PARTICIPANTS IN THE
NATIONAL DENTEX CORPORATION
SUPPLEMENTAL LABORATORY EXECUTIVE RETIREMENT PLAN
     THE UNDERSIGNED, being a Participant under and as defined in the National Dentex Corporation Supplemental Laboratory Executive Retirement Plan (the “Plan”), hereby adopts and agrees to the terms and provisions of Amendment No. 2 to the Plan dated as of the ___ day of December, 2008, in the form to which this Adoption Agreement has been attached, and agrees that this Adoption Agreement shall serve as the undersigned’s counterpart signature page to such Amendment No. 2.

[Signature of Participant]

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